UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 18, 2016

VistaGen Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

NEVADA	000-54014	20-5093315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

343 Allerton Ave. South San Francisco, California 94090
(Address of principal executive offices)

(650) 577-3600

(Registrant’s telephone number, including area code)

Not Applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 18, 2016, VistaGen Therapeutics, Inc. (“Company”) appointed Mark A. Smith, M.D., Ph.D. as its Chief Medical Officer.  Dr. Smith, a research psychiatrist with more than 20 years of pharmaceutical industry experience in clinical development of central nervous system drug candidates, has directed clinical trials aimed at depression, bipolar disorder, anxiety, schizophrenia, Alzheimer’s disease, ADHD and agitation.  As compensation for Dr. Smith’s services, the Company agreed to pay Dr. Smith an annual base salary of $350,000, and issue an initial grant of options to purchase up to 180,000 shares of the Company’s common stock, pursuant to the terms and conditions of the Company’s 2008 Stock Incentive Plan. The specific terms and conditions of Dr. Smith’s initial option grant will be determined and approved by the Compensation Committee of the Company’s Board of Directors (“Compensation Committee”). Dr. Smith will also be eligible to receive an annual bonus of up to 50% of his base salary, which bonus, if awarded, will be awarded at the sole discretion of the Compensation Committee. He will also be entitled to participate in such life insurance, disability, medical, dental, stock plans, retirement plans and other programs as may be made generally available from time to time by the Company for the benefit of similarly situated employees or its employees generally.

A copy of the Company’s press release announcing Dr. Smith’s appointment is attached to this Current Report on Form 8-K as Exhibit 99.1, and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

See Exhibit Index.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VistaGen Therapeutics, Inc.

Date: June 21, 2016	By:	/s/ Shawn K. Singh
Shawn K. Singh Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Company Press Release, dated June 20, 2016